Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

CREDIT SUISSE HIGH YIELD CREDIT FUND

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated April 21, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated April 2, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 34,536,541 common shares (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on April 21, 2026, is the final prospectus relating to the Offering.